Exhibit 4.58

CONVERSION AND EXCHANGE RIGHTS AGREEMENT

CONVERSION AND EXCHANGE RIGHTS AGREEMENT (this “Agreement”) executed as of this 01 day of March 2023 (the “Execution Date”) but effective only as of the Effective Date (as defined below), with respect to that certain Binding Terms of Agreement accepted and agreed to as of December 20, 2022, and other documents related thereto (together, the “Binding Terms”), by and between Security Matters Limited, SMX (Security Matters) PLC (formerly Empatan PLC) , and Journee Investments Limited as “Subscriber”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Binding Terms.

W I T N E S S E T H:

WHEREAS, pursuant to the Binding Terms, among other things, Subscriber subscribed for and purchased a Note with a value of US$1,000,000 (the “Note”) and related Redeemable Warrants and Bonus Warrants; and

WHEREAS, Security Matters Limited and SMX (Security Matters) PLC have requested that Subscriber agree to amend the maturity date of the Note, pursuant to a separately delivered amendment to the Note dated as of the Execution Date (the “Concurrent Amendment Agreement”); and

WHEREAS, as an inducement for the Subscriber to enter into the Concurrent Amendment Agreement, SMX (Security Matters) PLC is hereby offering the Subscriber the right to (a) convert the Note into shares of common stock of SMX (Security Matters) PLC and (b) exchange the Redeemable Warrants and Bonus Warrants for common stock of SMX (Security Matters) PLC, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Certain Definitions.

“Effective Date” shall mean the date of the consummation of the Business Combination, upon such consummation and not before.

“Business Combination” shall mean the transactions contemplated by or described in that certain (i) Business Combination Agreement (as it may be amended or supplemented from time to time, the “BCA”), by and among Lionheart III Corp, a company incorporated under the laws of the State of Delaware (“Lionheart”), SMX (Security Matters) PLC, Security Matters Limited, and Aryeh Merger Sub, Inc., a company incorporated under the laws of the State of Delaware (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions contained therein, Merger Sub shall be merged with and into Lionheart, with Lionheart continuing as a wholly owned subsidiary of SMX (Security Matters) PLC, and (ii) scheme implementation deed by and among Lionheart, Security Matters Limited and SMX (Security Matters) PLC, resulting in Security Matters Limited becoming a wholly owned subsidiary of SMX (Security Matters) PLC.

“Trigger Date” means the date upon which SMX (Security Matters) PLC issues and sells to YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), its common equity for total aggregate gross proceeds to SMX (Security Matters) PLC of US$3.5 million, pursuant to that Reciprocal Standby Equity Purchase Agreement dated as of February 23, 2023, by and between the Investor and Lionheart.

Section 2. Conversion of Note. Subject to the terms and conditions of this Agreement and notwithstanding anything to the contrary in the Note, on the Effective Date, the Subscriber converts the whole sum of the note (amount of USD 1,000,000) as well as the full amount of redemption of the redeemable warrants, as if redeem (addition amount of USD 1,000,000) which will amounts be deemed to include all of the rights, covenants, agreements and obligations set forth therein or contemplated thereby, including but not limited to all outstanding principal and any interest accrued and unpaid on such principal, into a number of fully paid and non-assessable restricted shares of the common stock of SMX (Security Matters) PLC (the “Conversion Shares”), based on a conversion price equal to a 25% discount to the closing price of Lionheart’s Class A Common Stock on the Execution Date. Upon such conversion, the Subscriber shall not have any interest in or title to the converted part of the Note and all obligations under such part of the Note and any security interests relating thereto shall cease and be of no further force or effect (other than the bonus warrant that shall remain in full force and effect).

Section 3. Reserved.

Section 4. Issuance of Shares. Upon any election by Subscriber pursuant to Section 2 and/or Section 3 above, (a) if applicable, the Note will be cancelled on the books and records of SMX (Security Matters) PLC and Security Matters Limited, and the Subscriber shall only have the right to receive the Conversion Shares pursuant to Section 2 above, (b) if applicable, the Warrants will be terminated and cancelled on the books and records of SMX (Security Matters) PLC and Security Matters Limited, and the Subscriber shall only have the right to receive the Exchange Shares pursuant to Section 3 above and (c) to the extent of any such conversion and/or exchange, SMX (Security Matters) PLC shall promptly (but in no event more than five (5) business days) after the Effective Date, deliver or cause to be delivered to the Subscriber, in the name of the Subscriber, a stock certificate (or evidence from the transfer agent of book-entry shares) representing the Conversion Shares and/or Exchange Shares, as the case may be, with such restrictions on transferability as may be required under applicable law.

Section 5. Representations and Warranties. The Subscriber represents and warrants that the Subscriber is the record and beneficial owner of the Note and of the Warrants, free and clear of all liens, charges, pledges, security interests, claims, mortgages, options, encumbrances, rights of first refusal, conditions, covenants and other restrictions (other than any restrictions under the U.S. Securities Act of 1933, as amended or state securities laws), and has the full right and power to enter into this Agreement and perform the terms and conditions specified herein.

Section 6. Lock-Up. In the event of any election by Subscriber pursuant to Section 2 and/or Section 3 above, during the period commencing on the date of issuance of any Conversion Shares and/or Exchange Shares and continuing through the close of trading on the six (6) month anniversary of the Trigger Date, Subscriber agrees, directly or indirectly, on behalf of itself and each affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended), that it will not, and will cause each of its affiliates not to, (a) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, any of such Conversion Shares and/or Exchange Shares (collectively the “Lock-Up Securities”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (a) or (b) is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (c) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (d) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities. Subscriber also agrees and consents to the entry of stop transfer instructions with SMX (Security Matters) PLC’s transfer agent and registrar against the transfer of such Lock-Up Securities except in compliance with the foregoing restrictions.

Section 7. Miscellaneous. The parties shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, personal representatives, heirs, executors and administrators. Notwithstanding the foregoing, neither party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel without giving effect to any choice or conflict of law provision or rule (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Israel. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

This Agreement shall be valid and binding on the parties hereto only upon, if ever, the consummation of the Business Transaction.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Execution Date.

SECURITY MATTERS LIMITED		SMX (Security Matters) PLC

By:	/s/ Haggai Alon	By:	/s/ Doron Afik
Name:	Haggai Alon	Name:	Doron Afik
Title:	Chief Executive Officer	Title:	Attorney

By:	/s/ Amir Bader
Name:	Amir Bader
Title:	Director

SUBSCRIBER:

By:	/s/ Ben Grunberg
Name:	Ben Grunberg
Title:	Director